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                                                       EXHIBIT 12

               INDIANA GAS COMPANY, INC.
               AND SUBSIDIARY COMPANIES

   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             (In Thousands, Except Ratios)

                                      Twelve Mos.
                                      Ended               Fiscal Year Ended September 30
                                      12/31/95       1995     1994     1993     1992     1991
Earnings:
 Net income                            $40,258    $32,109  $34,596  $28,534  $25,743  $23,286
 Adjustments:
   Income taxes                         23,605     18,630   17,977   16,030   12,800   11,665
   Fixed charges (see below)            16,465     16,395   16,986   17,556   15,642   15,482
Total adjusted earnings                $80,328    $67,134  $69,559  $62,120  $54,185  $50,433


Fixed charges:
 Total interest expense                $15,528    $15,530  $16,037  $16,640  $14,556  $14,411
 Interest component of rents               937        865      949      916    1,086    1,071
Total fixed charges                    $16,465    $16,395  $16,986  $17,556  $15,642  $15,482

Ratio of earnings to fixed charges         4.9        4.1      4.1      3.5      3.5      3.3

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